FREE WRITING PROSPECTUS
                                                      FILED PURSUANT TO RULE 433
                                                          DATED JANUARY 16, 2013
                                           REGISTRATION STATEMENT NO. 333-183223

$1.25Bln Honda Auto Receivables 2013-1 Owner Trust
Jt-Leads: BofAML(STRUC),Barc          Co-Mgrs: CS,DB,HSBC,Mizuho,Wells

CL   $SIZEMM WAL  S/F      PWIN E.FINAL  L.FINAL BENCH SPREAD YLD  CPN  $PRICE
================================================================================
A-1  343.000 0.33 A1+/F1+   1-8    9/13  1/21/14             0.200       100.000
A-2  390.000 1.05 AAA/AAA  8-18    7/14  6/22/15  EDSF   + 4 0.356  .35 99.99397
A-3  382.000 2.10 AAA/AAA 18-35   12/15 11/21/16  ISWP   +10 0.483  .48 99.99475
A-4  135.000 3.05 AAA/AAA 35-37    2/16  3/21/19  ISWP   +14 0.630  .62 99.97228
================================================================================

TICKER          : HAROT 13-1                REGISTRATION   : Public

EXPECTED RATINGS: S&P/Fitch                 EXPECTED PXG   : Priced

PXG SPEED       : 1.3% ABS 10% Call         EXPECTED SETTLE: 1/23/13

MIN DENOMS      : $1K x $1K                 FIRST PAY      : 2/21/13

BILL & DELIVER  : BofAML

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The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the
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relationship with the issuer.